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                                  CILCORP INC.,


                                       and


                              THE BANK OF NEW YORK,
                                   as Trustee



                               -------------------



                          FIRST SUPPLEMENTAL INDENTURE



                          Dated as of October 18, 1999


                    $225,000,000 8.700% Senior Notes due 2009
                    $250,000,000 9.375% Senior Bonds due 2029


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         FIRST SUPPLEMENTAL INDENTURE, dated as of October 18, 1999, between
CILCORP Inc., an Illinois corporation ("CILCORP"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). Terms not defined herein shall have the meanings assigned to them in the Indenture (as defined below).


                              W I T N E S S E T H:

         WHEREAS, Midwest Energy, Inc., an Illinois corporation (the "Company") and the Trustee are parties to an Indenture, dated as of October 18, 1999 (the "Indenture"), relating to the Company's 8.700% Senior Notes due 2009 (the "Notes") and the Company's 9.375% Senior Bonds due 2029 (the "Bonds", and together with the Notes, the "Securities");

         WHEREAS, on October 18, 1999, the Company was merged with and into CILCORP (the "Merger"), with CILCORP being the surviving corporation in the Merger;

         WHEREAS, CILCORP, as the successor corporation to the Company pursuant to the Merger is liable for and shall assume all of the Obligations of the Company under the Indenture and each series of the Securities;

         WHEREAS, Section 8.02 of the Indenture requires that CILCORP and the Trustee enter into a supplemental indenture, without the consent of any Holder of either series of Securities, immediately following the effective time of the Merger in order for CILCORP to expressly assume the obligations of the Company in the Indenture and each series of Securities; and

         NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:

                                    ARTICLE 1
                            ASSUMPTION OF OBLIGATIONS

         SECTION 1.1. Assumption. CILCORP hereby unconditionally assumes liability, on and after the effective time of the Merger, for all of the Obligations of the Company under the Indenture and each series of the Securities, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Securities according to the terms of the Securities and as more fully described in the Indenture.

                                    ARTICLE 2
                               GENERAL PROVISIONS

         SECTION 2.1. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

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                                                                               2

         SECTION 2.2. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

         SECTION 2.3. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 2.4. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

         SECTION 2.5. Successors. All covenants and agreements in this First Supplemental Indenture by CILCORP shall be binding upon and accrue to the benefit of its respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

         SECTION 2.6. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.7. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

         SECTION 2.8. Governing Law. This First Supplemental Indenture shall be governed by, and in accordance with, the laws of the State of New York.



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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Supplemental Indenture, as of the date first above written.


                                            CILCORP INC.



                                           /s/ Paul D. Stinson
                                           -------------------------------------
                                           By:       Paul D. Stinson
                                           Title:    President





                                           THE BANK OF NEW YORK,
                                           as Trustee



                                           /s/ MaryBeth Lewicki
                                           -------------------------------------
                                           By:       MaryBeth Lewicki
                                           Title:    Vice President